                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                             TRANS WORLD CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             TRANS WORLD CORPORATION


                                                                    May 25, 2001


Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of Trans World Corporation (the "Company"). The meeting will be held at the Hotel Pont Royal, 5-7 Rue de Montalembert, Paris 75007, France, on Monday, June 18, 2001, at 11:00 a.m., Paris, France Time. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

         The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its shareholders. FOR THE REASONS SET FORTH IN THE PROXY STATEMENT, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH MATTER TO BE CONSIDERED.

         It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. I urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

         Your continued support of, and interest in, the Company is appreciated.


                                        Sincerely,

                                        /s/ Rami S. Ramadan
                                        Rami S. Ramadan
                                        President, Chief Executive Officer and
                                        Chief Financial Officer

                                        *
              545 Fifth Avenue, Suite 940, New York, New York 10017
                      Tel: 212-983-3355, Fax: 212-983-8129

                                        *

                           545 FIFTH AVENUE, SUITE 940
                            NEW YORK, NEW YORK 10017
                                 (212) 983-3355
                               ------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 18, 2001
--------------------------------------------------------------------------------

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders ("Annual Meeting") of Trans World Corporation, a Nevada corporation (the "Company" or "TWC"), will be held at 11:00 a.m. Paris, France Time, on Monday, June 18, 2001, at the Hotel Pont Royal located at 5-7 Rue de Montalembert, Paris 75007, France, for the following purposes as described in more detail in the accompanying Proxy
Statement:

     1. To elect four (4) directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

     2. To ratify the appointment of Rothstein, Kass & Company, P.C. as the Company's independent accountants for the fiscal year ending December 31, 2001; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. Except with respect to procedural matters incident to the conduct of the Annual Meeting, management is not aware of any other matters which could come before the Annual Meeting.


         The Board of Directors has fixed May 11, 2001 as the voting record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ Rami S. Ramadan
                                         Rami S. Ramadan,
                                         President, Chief Executive Officer and
                                         Chief Financial Officer

May 25, 2001
New York, New York

--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
--------------------------------------------------------------------------------

                             TRANS WORLD CORPORATION
                           545 FIFTH AVENUE, SUITE 940
                            NEW YORK, NEW YORK 10017
                               ------------------
                             PROXY STATEMENT FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 18, 2001
                               ------------------
                                  INTRODUCTION

         This Proxy Statement is being furnished to holders of the common stock, $.001 par value per share (the "Common Stock"), of Trans World Corporation (the "Company" or "TWC"), a Nevada corporation, in connection with the solicitation of proxies by the Board of the Company (the "Board") for use at the Company's Annual Meeting of Shareholders to be held at 11:00 a.m., Paris, France Time, on Monday, June 18, 2001, and at any adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at the Hotel Pont Royal located at 5-7 Rue de Montalembert, Paris 75007, France, for the purposes set forth in the Notice of Annual Meeting of Shareholders and as described in detail herein. The Company expects that this Proxy Statement, the proxy card and the Notice of Annual Meeting of Shareholders will first be mailed to shareholders on or about May 25, 2001.

         A proxy card is enclosed for your use. You are solicited on behalf of the Board to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and solicitation materials, as well as the cost of forwarding such materials to the beneficial owners of the Company's Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegram or personal conversation. The Company may reimburse brokerage firms and other fiduciaries, custodians and nominees for expenses incurred in forwarding proxy material to the beneficial owners of the Company's Common Stock.

         The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained on the proxy card. IF NO CONTRARY INSTRUCTIONS ARE GIVEN, EACH PROXY RECEIVED WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS DESCRIBED HEREIN, FOR THE RATIFICATION OF ROTHSTEIN, KASS & CO., P.C. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS, AND IN THE DISCRETION OF THE PROXY HOLDER AS TO THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. ANY SHAREHOLDER WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED IN FAVOR OF EACH OF THE MATTERS SET FORTH IN THE PRECEDING SENTENCE.

         ANY SHAREHOLDER GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS USE AT THE ANNUAL MEETING BY: (i) FILING WITH THE SECRETARY OF THE COMPANY WRITTEN NOTICE THEREOF (TRANS WORLD CORPORATION, 545 FIFTH AVENUE, SUITE 940, NEW YORK, NEW YORK

10017); (ii) SUBMITTING A DULY EXECUTED PROXY BEARING A LATER DATE; OR (iii) APPEARING AT THE ANNUAL MEETING AND GIVING THE SECRETARY NOTICE OF HIS OR HER INTENTION TO VOTE IN PERSON. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                                VOTING OF SHARES

         Only holders of record of the Common Stock at the close of business on May 11, 2001 (the "Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, the Company had 11,022,901 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting, and had no other class of equity securities outstanding. Holders of shares of Common Stock are not permitted to cumulate their votes for the election of directors.

         The holders of a majority of the shares issued and outstanding on the records of the Company on the Voting Record Date and entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. The withdrawal of any shareholder after the Annual Meeting has commenced shall have no effect on the existence of a quorum, after a quorum already has been established. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the proxy card reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a proxy card returned not marked by a broker because voting instructions have not been received and the broker has no discretionary authority to vote).

         The election of a nominee for director requires approval of such nominee by a plurality of the votes cast which are present and entitled to vote in person or by proxy. The affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is required for approval of the proposal to ratify the appointment of the Company's independent auditors. Shares represented by proxy which are voted as abstaining on any of the proposals, other than the election of directors, will be treated as shares present and entitled to vote as if they were not cast in favor of a particular matter, and thus will be counted as votes against the matter. Under the rules of the New York Stock Exchange, the proposals for the election of directors and to ratify the Company's independent accountants are considered to be "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there will not be "broker non-votes."

                       PROPOSAL FOR ELECTION OF DIRECTORS
NOMINATION

         The Bylaws of the Company provide that the Board shall consist of not less than three nor more than nine members. Currently, the membership of the Board is set at four and at present consists of four members. The Board has nominated the four individuals named below to serve as directors of the Company until the next annual meeting of shareholders or until their respective successors have been elected and qualified. All of the nominees are members of the current Board. Except as noted below, there are no arrangements or understandings between the persons named as nominees for director at the Annual Meeting and any other person pursuant to which such nominee was selected as a nominee for election as a director at the Annual Meeting. No director or nominee for director is related to any other director or executive officer of the Company by blood, marriage or adoption.

         The election of each nominee requires the affirmative vote of a plurality of the shares of the Common Stock represented in person or by proxy at the Annual Meeting. The Board recommends a vote FOR the election of each of the nominees listed below. In the absence of other instructions, the proxies will be voted FOR the election of the nominees named below. If, prior to the Annual Meeting, the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board's discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

--------------------------------------------------------------------------------

                   NOMINEES FOR A ONE YEAR TERM EXPIRING 2001

         The following table provides information as of May 11, 2001 with respect to each of the Company's directors and the executive officer:

-------------------------------------------------------------------------------------------------------------------
NAME                                AGE     POSITION WITH THE COMPANY AS DIRECTOR/EXECUTIVE OFFICER       SINCE
-------------------------------------------------------------------------------------------------------------------
Rami S. Ramadan                     51        President, Chief Executive Officer,
                                                     Chief Financial Officer and Director                 1999

Julio E. Heurtematte, Jr. (1,2)     65        Director                                                    1998

Malcolm M.B. Sterrett (1,2)         58        Director                                                    1998

Geoffrey B. Baker (1,2)             51        Director                                                    1998

-------------------------------------------------------------------------------------------------------------------

(1)      Member of the Audit Committee
(2)      Member of the Compensation/OptionCommittee

BIOGRAPHICAL INFORMATION ABOUT NOMINEES

         RAMI S. RAMADAN has served as President of the Company since August 2000 and as Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") since July 1999 and was appointed as a director in August 1999. His most recent prior position was as Executive Vice President of Finance for the Ian Schrager Hotels from November 1997 to July 1999. Prior to that, Mr. Ramadan held senior financial positions with Hyatt Hotels from January 1994 to November 1997, Euro Disney from October 1990 to December 1993 and Meridien Hotels from September 1975 to September 1990.

     JULIO E. HEURTEMATTE, JR. currently is a private consultant, specializing in international projects, trade and investments and has acted in such capacity since 1989. From 1963 to 1989, Mr. Heurtematte served with the Inter-American Development Bank in several capacities, most recently as its Deputy Manager for Project Analysis.

     MALCOLM M. B. STERRETT is a private investor. From 1989 to 1993, he was a partner at the law firm of Pepper Hamilton & Scheetz, Washington, D.C. From 1988 to 1989, he served as General Counsel to the U.S. Department of Health and Human Services and from 1982 to 1988, he was a Commissioner on the U.S. Interstate Commerce Commission. Prior thereto, he was Vice President and General Counsel to the United States Railway Association and served as Staff Director and Counsel to the U.S. Senate Committee on Commerce, Science and Transportation.

     GEOFFREY B. BAKER is a private investor. From 1983 to the present, Mr. Baker has been a member of the private investment firm, Baker & Donaldson. From 1977 to 1982, he was Legislative Director to U.S. Senator Lowell P. Weicker, Jr. and, from 1975 to 1977, he served on the Senate Committee on Commerce as a minority staff member for surface transportation.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
            VOTE FOR THE ELECTION OF THE ABOVE NOMINEES FOR DIRECTOR

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

         The business and affairs of the Company are managed by the Company's Board. Meetings of the Board are held quarterly and on an as-needed basis. The Board has established a number of committees, described below, which meet on an as-required basis during the year. The Board held seven meetings during the Company's fiscal year ended December 31, 2000. All of the directors of the Company attended 75% or more of the aggregate number of meetings of the Board and the aggregate number of meetings of committees of the Board during the year ended December 31, 2000. The Board has established the following committees:

         AUDIT COMMITTEE. The Audit Committee reviews and approves internal accounting controls, internal audit operations and activities, the Company's annual report and audited financial statements, the selection of the Company's independent auditors, the activities and recommendations of the Company's independent auditors, material changes in the Company's accounting procedures, the Company's policies regarding conflicts of interest and such other matters as may be delegated by the Board. The Audit Committee, composed of Messrs. Baker, Sterrett and Heurtematte, all non-employee directors, met once in 2000.

         COMPENSATION/OPTION COMMITTEE. The Compensation/Option Committee sets the compensation for executive officers of the Company and sets the terms of grants of awards under the Company's 1993 Incentive Stock Option Plan (the "1993 Plan") and the Company's 1998 Stock Option Plan (the "1998 Plan") and any other equity-based compensation plans adopted by the Company. The Compensation/Option Committee, composed of Messrs. Baker, Heurtematte and Sterrett, met once during 2000.

         DIRECTORS COMPENSATION. As of July 2000, non-employee directors receive a cash retainer fee of $2,500 per quarter, plus $1,000 per Board meeting and $750 per Committee meeting. All members of the Board are reimbursed for out-of-pocket expenses in connection with attending Board meetings. Pursuant to the 1999 Non-Employee Director Stock Option Plan (the "1999 Director Plan") adopted at the 1999 Annual Meeting and amended by the Board in July 2000, each non-employee director is provided with an automatic grant of a non-qualified option to purchase 2,500 shares of Common Stock on the date following each fiscal quarter in which the director serves. Each such option (i) has a ten-year term, (ii) has an exercise price per share equal to 100% of the fair market value of one share of Common Stock on the date of grant, and (iii) becomes fully exercisable on the date of grant. See "1999 Non-Employee Director Stock Option Plan."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Common Stock as of May 11, 2001, unless otherwise noted, (a) by each shareholder who is known by the Company to own beneficially more than 5.0% of the outstanding Common Stock, (b) by each director, (c) by each executive officer named in the Summary Compensation Table below, excluding Mr. Tottenham whose employment was terminated June 16, 2000, and by all executive officers and directors as a group. Unless otherwise noted, each of the shareholders listed in the table or included within a group listed in the table possesses sole voting and investment power with respect to the shares indicated subject to community property laws where applicable. The business address for each director and officer of the Company is 545 Fifth Avenue, Suite 940, New York, New York 10017.

                                                            NUMBER OF SHARES OF
                                                         COMMON STOCK BENEFICIALLY       PERCENTAGE OF
               NAME OF BENEFICIAL OWNER                          OWNED (1)               OWNERSHIP (1)
-------------------------------------------------------- ----------------------------- --------------------
Value Partners, Ltd.                                               8,257,452  (2)                60.6%
Anasazi Partners Limited Partnership                               1,135,667  (3)                 9.6%
Ravich Children Permanent Trust                                    1,250,727  (4)                11.3%
C.P. Baker & Co., Ltd.                                             3,332,537  (5)                24.2%
U.S. Bancorp.                                                        681,647  (6)                11.2%
Andrew Tottenham                                                   1,205,500  (7)                10.7%
Rami S. Ramadan                                                      200,000  (8)                 1.8%
Julio E. Heurtematte                                                  66,691  (9)                    *
Malcolm M.B. Sterrett                                                 66,691 (10)                    *
eoffrey B. Baker                                                      62,691 (11)                    *
All directors and the executive officer as a group (4 persons)       396,073 (12)                 3.5%

*        Less than 1%.                                        (footnotes follow)

(1) The percentage of outstanding shares is based on 11,022,901 shares outstanding as of May 11, 2001 (the "Calculation Date") and, for certain individuals and entities, on reports filed with the SEC or on information provided directly to the Company by such individuals or entities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the Calculation Date upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) are exercisable within 60 days from the date of the Voting Record Date have been exercised. Included are shares of Common Stock issuable upon the exercise of options or warrants to purchase the Company's Common Stock.

(2) Value Partners, Ltd. is a Texas limited partnership ("Value Partners"), whose business address is 4514 Cole Avenue, Suite 808, Dallas, Texas 75205. Includes warrants to purchase: 600,000 shares of Common Stock at an exercise price of $1.00, expiring December 31, 2005; and 2,000,000 shares of Common Stock at an exercise price of $1.50 per share, expiring December 31, 2005.

(3) Anasazi Partners, Ltd. is a Massachusetts limited partnership whose business address is 120 Boylston Street, Suite 800, Boston, Massachusetts 02116. Includes warrants to purchase 200,000 shares of Common Stock at an exercise price of $1.00 per share, expiring December 31, 2005 (of these warrants, 50,000 were acquired from New Generation, Ltd. in 1999); and 666,667 shares of Common Stock at an exercise price of $1.50 per share, expiring December 31, 2005).

(4) The business address for the Ravich Children's Permanent Trust is 8730 Wilshire Blvd., Beverly Hills, California 90021.

(5) The business address for C.P. Baker & Co. is 120 Boylston Street, Suite 800, Boston, Massachusetts 02116. Includes: 599,000 shares of Common Stock of which Mr. Christopher P. Baker, President of C.P. Baker & Co., is the record holder; 10,000 shares of stock of which C.P. Baker & Company, Ltd., an affiliate of Mr. Baker, holds of record; warrants to purchase 1,856,870 shares of Common Stock at an exercise price of $0.01, expiring June 30, 2002, that may be exercised by Mr. Baker and/or his affiliates, C. P. Baker & Company, Ltd. and C. P. Baker Venture Fund I; warrants to purchase 200,000 shares of Common Stock at an exercise price of $1.00, expiring December 31, 2005, that may be exercised by Anasazi Partners, Ltd., also an affiliate of C.P. Baker & Co.; and warrants to purchase 666,667 shares of Common Stock at an exercise price of $1.50, expiring December 31, 2005, that may be exercised by Anasazi Partners, Ltd. See also note (3) above.

(6) The business address for U.S. Bancorp. is 11766 Wilshire Boulevard, Suite 870, Los Angeles, California 90025. Represents warrants to purchase 681,647 shares of Common Stock at an exercise price of $.01 per share, expiring March 31, 2008, which were acquired from Credit Suisse First Boston Management Corporation in October 1999.

(7) Includes 623,500 shares of Common Stock (240,000 shares were issued to Mr. Tottenham upon conversion of the Tottenham Notes on December 31, 1998) and 1,000 shares and 1,000 shares subject to non-qualified options granted to Andrew Tottenham under the 1993 Plan on October 2, 1996 and on December 31, 1996, respectively, and 100,000 shares and 25,000 shares subject to incentive options granted to Mr. Tottenham on December 31, 1997 and December 31, 1998 respectively, all of which fully vested on the dates of grant. Also includes 187,500 shares subject to immediately exercisable warrants, which were granted to Mr. Tottenham on January 1, 1997. Also includes 205,000 shares of Common Stock owned by Robin Tottenham (80,000 shares were issued to Mrs. Tottenham upon conversion of the Tottenham Notes on December 31, 1998), the wife of Mr. Tottenham and the daughter of Stanley Kohlenberg, a former officer and director of the Company, and 62,500 shares subject to immediately exercisable warrants that were granted to Mrs. Tottenham on January 1, 1997. Does not include shares owned by Stanley Kohlenberg, Mr. Tottenham's father-in-law, as to which beneficial ownership is disclaimed.

(8) Consists of shares subject to incentive options granted to Mr. Ramadan on July 12, 1999 and 2000, all of which were fully vested on the date of grant.

(9) Includes warrants to purchase 41,691 shares of Common Stock at an exercise price of $.01 per share expiring March 31, 2008; 1,000 shares of Common Stock subject to non-qualified options granted to Mr. Heurtematte under the 1998 Plan at the end of each calendar quarter ended June 30, 1998 through December 31, 1998 and 2,000 shares of Common Stock subject to non-qualified options granted under the 1999 Director Plan at the end of each calendar quarter ended March 31, 1999 through June 30, 2000, and 2,500 shares of Common Stock subject to non-qualified options granted under the 1999 Director Plan at the end of each calendar quarter ended September 30, 2000 through March 31, 2001, all of which were fully vested on the dates of grant.

(10) Includes warrants to purchase 41,691 shares of Common Stock at an exercise price of $.01 per share expiring March 31, 2008; 1,000 shares of Common Stock subject to non-qualified options granted to Mr. Sterrett under the 1998 Plan at the end of each calendar quarter ended June 30, 1998 through December 31, 1998 and 2,000 shares of Common Stock, subject to non-qualified options, granted under the 1999 Director Plan at the end of each calendar quarter ended since March 31, 1999 through June 30, 2000, and 2,500 shares of Common Stock subject to non-qualified options granted under the 1999 Director Plan at the end of each calendar quarter ended September 30, 2000 through March 31, 2001, all of which were fully vested on the dates of grant.

(11) Includes warrants to purchase 41,691 shares of Common Stock at an exercise price of $.01 per share expiring March 31, 2008; 1,000 shares of Common Stock subject to non-qualified options granted to Mr. Baker under the 1993 Plan at December 31, 1998, 2,000 shares of Common Stock, subject to non-qualified options, granted under the 1999 Director Plan for the calendar quarter ended March 31, 1999 and 2,000 shares of Common Stock subject to non-qualified options granted under the 1999 Director Plan at the end of each quarter ended since September 31, 1999 through June 30, 2000, and 2,500 shares of Common Stock subject to non-qualified options granted under the 1999 Director Plan at the end of each calendar quarter ended September 30, 2000 through March 31, 2001, all of which were fully vested on the dates of grant.

(12) See Notes (8), (9), (10) and (11) above.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth the cash and non-cash compensation paid or earned during the fiscal years ending December 31, 2000, 1999, and 1998 by the Chief Executive Officer(s) and Chief Financial Officer of the Company (the "Named Officers") during those periods.


                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                            COMPENSATION
                                                              OTHER ANNUAL     STOCK         ALL OTHER
                                 YEAR      SALARY    BONUS    COMPENSATION  OPTIONS (5)   COMPENSATION (6)
                              -------------------------------------------------------------------------------
Rami Ramadan(1)                  2000       $300,000   --          --         100,000          $5,450
President, Chief Executive       1999        150,000   --          --         100,000           2,200
Officer and Chief Financial
Officer

Andrew Tottenham(2)              2000         99,959   --          --            --              --
Former President and Chief       1999        195,000   --          --            --              --
Operating Officer                1998        180,000   --          --          25,000          9,000

Stanley Kohlenberg(3)            2000             --   --        2,000           --              --
Former President and Chief       1999        180,000   --          --            --              --
Executive Officer                1998         43,750   --          --          25,000          42,500

Dominick J. Valenzano(4)         2000         12,308   --          --            --              --
Former Chief Financial           1999        120,000   --          --            --              --
Officer                          1998        120,000   --          --          25,000          4,300

     (1) Mr. Ramadan joined the Company as its CEO and CFO, July 12, 1999. He was elected the Company's President in August 2000.

     (2) Mr. Tottenham was elected President and CEO of the Company as of January 1, 1997 and became President and Chief Operating Officer ("COO") on September 16, 1998. Mr. Tottenham's employment was terminated on June 16, 2000.

     (3) Mr. Kohlenberg served as President and CEO of the Company from March 6, 1996 to December 31, 1996 and again from September 16, 1998 to June 30, 1999, the date of his resignation. Under the terms of a severance agreement dated May 23, 1999, Mr. Kohlenberg received six months salary and participated in the Company's health plan for that period.

     (4) Mr. Valenzano resigned from the Company on August 5, 1999. Under the terms of a severance agreement, executed on August 5, 1999, Mr. Valenzano received six months salary and participated in the Company's health plan for six months following such termination.

     (5) Amounts shown represent the number of qualified stock options granted each year. With the exception of Mr. Valenzano's options, which have expired, options listed are exercisable; the option price per share was equal to or above the market value of the underlying stock on the date of grant.

     (6) The amounts shown represent the cost of a leased automobile provided to Messrs. Tottenham, Valenzano and Ramadan by the Company for each year indicated and represent a consulting fee paid to Mr. Kohlenberg under the terms of a consulting agreement which terminated on September 15, 1998.

         The following table summarizes certain information concerning individual grants of options during fiscal 2000 to the Named Officers in the Summary Compensation Table above and the potential realizable value of the options held by such persons at December 31, 2000.

                         OPTIONS GRANTED IN FISCAL 2000
                                INDIVIDUAL GRANTS

                           SHARES OF COMMON       % OF TOTAL OPTIONS         EXERCISE OF
                           STOCK UNDERLYING      GRANTED TO EMPLOYEES        BASE PRICE     EXPIRATION
                            OPTIONS GRANTED         IN FISCAL YEAR             ($/SH)          DATE
-----------------------------------------------------------------------------------------------------------
RAMI S. RAMADAN              100,000                       50%                   $0.55        07/12/05


         No options were exercised by the executive officers named in the Summary Compensation Table during fiscal 2000.

OPTION GRANTS AND EXERCISES

         The following table summarizes the option values held by the executive officers named in the Summary Compensation Table as of December 31, 2000.

                  AGGREGATE OPTION EXERCISES IN FISCAL 2000 AND
                     FISCAL 2000 YEAR-END OPTION VALUE TABLE


                                                   NUMBER OF UNEXERCISED    VALUE OF UNEXERCISED IN THE
                                                         OPTIONS AT                MONEY OPTIONS AT
                                                     DECEMBER 31, 2000            DECEMBER 31, 2000
                                     SHARES
                                  ACQUIRED ON
                                    EXERCISE     EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
                                ---------------------------------------------------------------------------
 RAMI S. RAMADAN                       0           200,000          0             0              0

 ANDREW TOTTENHAM                      0           127,000          0             0              0

EMPLOYMENT/SEVERANCE AGREEMENTS

         RAMI S. RAMADAN. Effective July 12, 1999, the Company entered into a three year employment agreement with Mr. Ramadan pursuant to which he will serve as the Company's CEO and CFO at an annual salary of $300,000. Mr. Ramadan is eligible to participate in the 1998 Plan and any present or future employee benefit plans. He also will be reimbursed for reasonable travel and out-of-pocket expenses necessarily incurred in the performance of his duties. Mr. Ramadan will also receive three separate equal annual installments of options to acquire the Company's Common Stock, each of which shall have a five-year term commencing upon the date on which each installment is granted. Upon commencement of the employment agreement, Mr. Ramadan received 100,000 options exercisable at $0.50 per share; upon commencement of the second year of the employment agreement an additional 100,000 options exercisable at $0.55 per share were granted; and upon commencement of the third year of the employment agreement, the final installment of 100,000 options exercisable at $0.61 per share will be granted. Upon commencement of the second and third year of the employment agreement, the exercise price for all unexercised options granted in the preceding year will be increased to the current year's exercise price up to $0.61. In the event the employment agreement is terminated other than for cause, as defined in the agreement, within six months of the commencement date, the Company shall pay to Mr. Ramadan one year's salary in a lump sum within 30 days of the notice of termination. If the agreement is terminated other than for cause at anytime after six (6) months following commencement of the employment agreement, Mr. Ramadan will receive two years' salary.

         ANDREW TOTTENHAM. Effective as of January 1, 1997, the Company entered into a five-year employment agreement with Mr. Tottenham pursuant to which he served as the Company's President and COO until his employment was terminated on June 16, 2000.

         STANLEY KOHLENBERG. Effective July 12, 1999, the Company and Mr. Kohlenberg entered into a severance agreement, pursuant to which Mr. Kohlenberg resigned as CEO of the Company on June 30, 1999. Mr. Kohlenberg received severance payments equal to six (6) months salary and continued to participate in the Company's benefit plans for six (6) months. Mr. Kohlenberg continued to serve as Chairman of the Company's Board until his resignation on February 8, 2000.

1993 AND 1998 INCENTIVE STOCK OPTION PLAN

         The purpose of the 1993 and 1998 Plans is to provide incentive to employees, to encourage employee proprietary interest in the Company, to encourage employees to remain in the employ of the Company and to attract to the Company individuals of experience and ability. The 1993 and 1998 Plans provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified or compensatory options. The Company reserved 500,000 shares and 2,000,000 shares of Common Stock for issuance pursuant to the exercise of options granted under the 1993 and 1998 Plans, respectively, subject to adjustments. The 1993 and 1998 Plans provide that, in the event of any reorganization, merger, recapitalization, stock dividend, stock split or similar change in the corporate structure or shares of the Company, appropriate adjustments will be made to the number and kind of shares reserved under the 1993 and 1998 Plans and to the exercise price of outstanding options. In the event of a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation, participants who have held options for at least one year shall have the right, immediately prior to such dissolution, liquidation, merger or consolidation, to exercise any such options in whole or in part.

         The 1993 and 1998 Plans are administered and interpreted by a committee of the Board (the "Compensation/Option Committee") composed of non-employee directors. Unless sooner terminated, the 1993 Plan will be in effect until November 1, 2003 and the 1998 Plan will be in effect until April 10, 2008, ten years from the respective dates of the adoption of the 1993 and 1998 Plans by the Board.

         Under the 1993 and 1998 Plans, the Compensation/Option Committee will determine, among other things, which employees will be granted options, the number of shares subject to each option, the exercise price of the option, and whether such options are to be incentive or non-qualified. The per share exercise price of all incentive stock options is required by the Code to be at least equal to the fair market value of a share of Common Stock on the date the option is granted. The exercise price of non-qualified options may not be less than the par value of the Common Stock. The Code also requires that the aggregate fair market value of the Common Stock with respect to which the options are exercisable for the first time by the optionee during any calendar year cannot exceed $100,000. Moreover, any person who owns 10.0% or more of the voting power of the Common Stock may not receive options whose exercise price is less than 110.0% of the fair market value of a share of Common Stock of the Company on the date of grant.

         Options will become vested and exercisable in the manner specified by the Option Committee. Each option or portion thereof will be exercisable at any time on or after it vests and is exercisable until ten years after its date of grant or three months after the date on which the optionee's employment terminates, unless the termination is due to disability, death or, in the case of non-qualified options, in which case the options are exercisable twelve months after the termination of employment. However, failure to exercise options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee. Options are non-transferable except by will or the laws of descent and distribution.

         Under current provisions of the Code, the federal income tax treatment of incentive stock options is as follows. An optionee who meets certain holding requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise.

         At May 11, 2001, options to purchase 513,000 shares of Common Stock had been granted under the 1993 Plan of which 16,000 have expired and, options to purchase 3,000 shares of Common Stock remain available to be granted thereunder. As of May 11, 2001, options to purchase 434,000 shares of Common Stock had been granted under the 1998 Plan and options to purchase 1,566,000 shares of Common Stock remain available for grant.

1999 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         The purpose of the 1999 Director Plan is to provide directors of the Company, who are not employees ("Non-Employee Directors") with a financial interest in the Company's performance. Under the 1999 Director Plan, as amended in July 2000, each Non-Employee Director of the Company is granted an option to purchase 2,500 shares of the Company's Common Stock at fair market value on the first business day following the end of each fiscal quarter service is rendered as a director of the Company. The aggregate number of shares reserved under the 1999 Director Plan is 250,000, subject to anti-dilution adjustments and other capital changes affecting the Company's common stock, such as stock splits or share exchanges.

         The Options, which are non-qualified, are exercisable in whole or in part at any time over the ten year period from the date of grant of each option. All of the options vest immediately upon grant and are non-transferable except in the event of death or disability in which case the options may be exercised by the successor or representative of the deceased or the disabled Non-Employee Director. Also, as long as an option is granted at fair market value on the date of grant, neither the grant nor the exercise of a non-qualified stock option under the 1999 Director Plan currently requires any charge against earnings under generally accepted accounting principles. If a non-qualified option has an exercise price of less than fair market value, the Company would be required to accrue a charge of compensation. In certain circumstances, shares issued pursuant to outstanding options under the 1999 Director Plan might be considered outstanding for purposes of calculating diluted earnings per share.

         Under current provisions of the Code, the difference between the fair market value on the date of exercise and the option exercise price of a non-qualified option generally will be treated as compensation income upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized by the optionee. The foregoing description of tax consequences under federal law is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same under the federal income tax laws.

         At May 11, 2001, options to purchase 46,000 shares of Common Stock had been granted under the 1999 Director Plan and options to purchase 204,000 shares of Common Stock remain available for grant.

                          CERTAIN RELATED TRANSACTIONS

         On March 31, 1998, the Company, with the assistance of Libra Investments, Inc., Los Angeles, California ("Libra"), acting as placement agent, borrowed $17.0 million from fourteen accredited investors in a private placement (the "Private Placement"). The loan is represented by 12% Senior Secured Notes (the "Senior Notes") issued pursuant to indentures ("Indentures") by and among TWC, TWG International U.S. Corporation ("TWGI"), TWG Finance Corp. ("TFC"), both wholly-owned subsidiaries of the Company, and U.S. Trust Company of Texas, N.A., Dallas, Texas ("USTCT"), the Indenture trustee. The Indentures were amended on October 29, 1998 in connection with the restructuring of the Company's ownership of 21st Century Resorts a.s., an owner-operator of two casinos and the owner of property to build a third casino in the Czech Republic ("Resorts") as a result of the change in the Czech gaming law, which restricted foreign ownership of Czech casinos (the "Amended Indentures"). The Amended Indentures, however, did not alter the underlying basis of the Senior Notes. The Senior Notes require mandatory prepayments based upon excess cash flow generated by TWGI from the operation of the Czech casinos acquired in the Resorts acquisition and bear interest at the rate of 12% per annum. The proceeds of the Senior Notes were used to pay the net acquisition costs of, and improvements to, Resorts totaling $12.6 million, to repay the First Amended Loan Agreement in the amount of $1.3 million, to cover costs and expenses of $1.4 million relating to the Private Placement and to provide working capital of $1.7 million. Interest payments under the terms of the Senior Notes were paid when due on March 17, 2000 and were partially paid when due on September 17, 2000. In March 2001, the Company received waivers on all defaults (including the incurrence of additional indebtedness described below) under the March 1998 Senior Notes and October 1999 Senior Notes. These waivers shall be effective through the earlier of: (i) ten days subsequent to the receipt of any debt or equity financing collectively in excess of $5.0 million (the "Company's contemplated financing"); or (ii) January 1, 2002. If the Company's contemplated financing has not occurred by July 2001, then as a further condition of waiver, the Company will commence monthly payments of $75,000 to be applied against the past due interest obligations. On October 15, 1999, the Company borrowed $3.0 million, $2.7 million from Value Partners, the Company's majority shareholder and bondholder (the "October 1999 Private Placement"). The loan is represented by the October 1999 Senior Notes issued pursuant to indentures by and among the Company and an independent indenture trustee. The October 1999 Senior Notes, which are due March 2005, require mandatory prepayments based on excess cash flow generated from Resorts. The October 1999 Senior Notes are collateralized, primarily by all of Resort's gaming equipment and a majority interest in the capital stock of all of the Company's subsidiaries (except Casino de Zaragoza, S.A., incorporated in Zaragoza, Spain ("CDZ")). In addition to the October 1999 Senior Notes, each investor received a proportionate share of warrants to purchase 1,251,000 shares of the Company's Common Stock.

         The proceeds of the October 1999 Senior Notes were used to retire a $1.0 million short-term debt obligation related to the acquisition of the CDZ casino, to make an interest payment of approximately $250,000 on said debt, and to finance the equipment, working capital, and pre-opening costs associated with the opening of a third casino in the Czech Republic on land that had been previously purchased. That casino, located near Znojmo, opened on December 22, 1999.

         The Company has, from time to time, been in technical default of the Amended Indentures and has relied upon the forbearance and waivers from a majority interest of the holders of the Senior Notes. Value Partners represents a majority in interest of the holders of the Senior Notes. The Company has borrowed other amounts from Value Partners from time to time (some of which have been in technical default for which forbearance or waivers have been granted) and may seek to borrow additional funds or obtain equity investments from Value Partners in the future. At December 31, 2000, Value Partners owned 66% of the Company's long-term debt and owned warrants to acquire 60.6% of the Company's issued and outstanding shares of outstanding Common Stock. On February 23, 2001, Value Partners converted 5,657,452 of $0.01 warrants held by it. With the exercise of those warrants, Value Partners holds a controlling 51.32% of the Company's issued and outstanding Common Stock, which does not include the 2,600,000 warrants it also holds.

         On October 6, 2000, the Company's former President and COO, Andrew Tottenham, commenced an action against TWC in the United States District Court for the Southern District of New York. Tottenham seeks to recover for alleged wrongful conduct in connection with his separation of employment from the Company. Tottenham has amended his complaint twice, most recently on January 26, 2001 to interpose a Second Amended Complaint. In the Second Amended Complaint, Tottenham alleges claims for (1) $1,153,333.33 for breach of an employment contract, (2) $93,320 for breach of an oral contract, (3) equitable and monetary damages in an unspecified amount based on a derivative stockholder's suit/breach of fiduciary duty, (4) monetary damages in an unspecified amount for conversion,
(5) monetary damages in an unspecified amount for fraud, and (6) indemnification in an unspecified amount. On February 23, 2001, the Company answered denying the material allegations of Tottenham's claims, as well as asserting several counterclaims. The Company believes it has meritorious defenses to Tottenham's claims and intends to defend against them vigorously. Discovery began May 16, 2001.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. by certain dates. The Company's directors and executive officers did not satisfy these filing requirements for the fiscal year ended December 31, 2000. As of March 21, 2001, the directors and executive officers had filed these reports with the SEC. On February 23, 2001, Value Partners, the Company's majority bondholder, converted 5,657,452 of $0.01 warrants held by it, which leaves Value Partners with a controlling 51.32% of the Company's issued and outstanding Common Stock, based on its report of ownership filed with the SEC and forwarded to the Company. The Company knows of no other person who owns 10% or more of the Company's Common Stock.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of the Company has reappointed Rothstein, Kass & Company, P.C. ("RKC"), to perform the audit of the Company's financial statements for the year ending December 31, 2001, and further directed that the selection of accountants be submitted for ratification by the shareholders at this Annual Meeting.

         The Company has been advised by RKC that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent accountants and clients. It is not anticipated that RKC will have representatives at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ROTHSTEIN, KASS & COMPANY, P.C. AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                      PROPOSALS FOR THE NEXT ANNUAL MEETING

         ANY PROPOSAL WHICH A SHAREHOLDER WISHES TO HAVE INCLUDED IN THE PROXY SOLICITATION MATERIALS TO BE USED IN CONNECTION WITH THE NEXT ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY, MUST BE RECEIVED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY, 545 FIFTH AVENUE, SUITE 940, NEW YORK, NEW YORK 10017,
ATTENTION: RAMI S. RAMADAN, NO LATER THAN MONDAY, DECEMBER 10, 2001. IF SUCH PROPOSAL IS IN COMPLIANCE WITH ALL OF THE REQUIREMENTS OF RULE 14a-8 PROMULGATED UNDER THE EXCHANGE ACT, IT WILL BE INCLUDED IN THE COMPANY'S PROXY STATEMENT AND SET FORTH ON THE FORM OF PROXY ISSUED FOR THE NEXT ANNUAL MEETING OF SHAREHOLDERS. IT IS SUGGESTED THAT ANY SUCH PROPOSALS BE SENT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED.

                                 OTHER BUSINESS

         The Company knows of no business that will be presented for consideration at the Annual Meeting other than that described in this Proxy Statement. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the person or persons voting the proxies.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

         Shareholders of the Company as of the Voting Record Date for the Annual Meeting are being forwarded a copy of the Company's Annual Report to Shareholders for the twelve months ended December 31, 2000 (the "Annual Report"). Included in the Annual Report are the Annual Report on Form 10-KSB/A (exclusive of exhibits) as filed with the SEC, the consolidated statements of financial condition of the Company as of December 31, 2000 and 1999, the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, prepared in accordance with generally accepted accounting principles, and the related reports of the Company's current, former and foreign independent public accountants. The Annual Report is not a part of this Proxy Statement.

                                         BY ORDER OF THE BOARD OF DIRECTORS


                                         /s/ Rami S. Ramadan,
                                         Rami S. Ramadan,
                                         President, Chief Executive Officer and
                                         Chief Financial Officer

May 25, 2001
New York, New York

                                 REVOCABLE PROXY
                             TRANS WORLD CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 18, 2001

         The undersigned, being a shareholder of Trans World Corporation ("Company") as of May 11, 2001, hereby authorizes Rami S. Ramadan or any successor thereto as proxy with full powers of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Hotel Pont Royal located at 5-7 Rue de Montalembert, Paris 75007, France, on Monday, June 18, 2001 at 11:00 a.m., Paris, France Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

1. ELECTION OF DIRECTORS

   Nominees for a one-year term:  Rami S. Ramadan, Julio E. Heurtematte, Jr.,
                                  Malcolm M. B. Sterrett and Geoffrey B. Baker

   / /   FOR                      / /  WITHHOLD AUTHORITY
   / /   FOR ALL EXCEPT

   -----------------------------------------------------------------------------

    NOTE: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED ABOVE. UNLESS AUTHORITY TO VOTE FOR ALL OF THE FOREGOING NOMINEES IS WITHHELD, THIS PROXY WILL BE DEEMED TO CONFER AUTHORITY TO VOTE FOR EACH NOMINEE WHOSE NAME IS NOT WRITTEN ABOVE.

2. PROPOSAL to ratify the appointment of the Board of Directors of Rothstein, Kass & Company, P.C. as the Company's independent auditors for the fiscal year ending December 31, 2001.


    / /   FOR                     / /  AGAINST
    / /   ABSTAIN


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 18, 2001 AND AT ANY ADJOURNMENT THEREOF.

         SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF RETURNED, BUT NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS, AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

                                           PLEASE BE SURE TO SIGN AND DATE THIS
                                           PROXY IN THE SPACE BELOW.

                                           Date:                       , 2001
                                                -----------------------



                                           ------------------------------------
                                                      (SIGNATURE)

         PLEASE SIGN ABOVE EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS PROXY. WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE GIVE YOUR FULL TITLE. WHEN SHARES ARE HELD JOINTLY, ONLY ONE HOLDER NEED SIGN.

         PLEASE ACT PROMPTLY.  SIGN, DATE AND MAIL YOUR PROXY CARD TODAY.



                                       2